Exhibit 99.1


[GRAPHIC OMITTED]


CONTACT:                        -OR-          INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                       The Equity Group Inc.
Robert K. Lifton                              Adam Prior       (212) 836-9606
Chairman & CEO                                Devin Sullivan   (212) 836-9608
(212) 935-8484

  MEDIS TECHNOLOGIES ANNOUNCES START OF UNDERWRITER LABORATORY LISTING PROCESS
                       FOR ITS FUEL CELL 24/7 POWER PACKS

New York, NY - September 6, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) announced today that it has begun the process of seeking Underwriter Laboratory
(UL) listing of its fuel cell 24/7 Power Packs. In this first phase, it is submitting construction reports, components and Power Packs for review. Power Packs will then be tested against the outline for investigation UL 2265C titled "Hand-Held or Hand-Transportable Alkaline (Direct Borohydride) Fuel Cell Power Units and Borohydride Fuel Cartridges for Use with Consumer Electronics or Information Technology Equipment." This outline for investigation was specifically developed by UL for direct borohydride type micro fuel cells like Medis' and is based on requirements of the recently released International Safety Specification for micro fuel cells IEC/PAS 62282-6-1.

"This is a critical milestone for our Power Pack product and an historic moment in the fuel cell field, generally, since ours is the first commercial fuel cell product for portable devices readying for high volume production seeking UL listing," said Robert K. Lifton, Chairman and CEO of Medis Technologies. "UL listing is important to our product launch as it will provide product credibility with regulatory bodies and a valuable level of comfort to our key customers. It also imposes a critical product discipline on our own technology team. Testing requirements cover expected consumer use and mild abuse scenarios, including material, environmental, electrical and mechanical tests. Examples of the tests included are drop tests, vibration tests, altitude simulation, high temperature exposure tests, electrical shorting as well as several other tests. The UL process also includes a complete review of the construction and safety systems of the Power Pack as well as an inspection of the manufacturing facilities and program. We have been preparing for this rigorous program for some time by repeatedly testing our Power Packs against military and other specifications.

Our plan is on schedule to start our product launch with sales in limited quantities coming off our semi-automated line in Israel in selected retail outlets at the end of this year, and to have our fully automated line in operation during the first quarter of 2007."

Mr. Lifton added, "We are continuing to provide 24/7 Power Packs to potential customers and other opinion makers in the United States, Europe, China, Japan, Russia and elsewhere for them to experience the pleasure and excitement of being able to charge a broad array of devices at a performance level heretofore unavailable. These people know that the increasing capabilities of portable devices to provide broadband connections, music and video entertainment and the programs for offering advertising to support such new content requires ever longer lasting power for the devices. After the heavy press coverage of problems faced by lithium ion batteries, they can appreciate that the lithium battery should not be expected significantly to improve the amount of power it can provide on a continuous basis. We have consistently demonstrated to our potential customers that only the Medis Power Pack can offer the



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Medis Technologies Ltd.                                                   Page 2
September 6, 2006

hours of power required by these devices, consistent with size, weight, cost, convenience, lack of heat and noise and safety. As a result, we have begun programs with potential customers relating to sales of the Power Pack and also to the development of new, more powerful, fuel cell products based on our technology platform, such as a universal charger for laptops and other devices, and stand-by power generators for homes and offices. It is clear to us that our program to place thousands of Power Packs in the hands of influentials is serving us well and should be further accelerated."

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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